UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13D-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2 )*

                          Shamir Optical Industry Inc.
             -------------------------------------------------------
                                (NAME OF ISSUER)

                       Ordinary Shares, par value NIS 0.01
             -------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    M83683108
             -------------------------------------------------------
                                 (CUSIP NUMBER)

                                September 3, 2009
             -------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the SECURITIES EXCHANGE ACT of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                          -------------------
CUSIP NO. M83683108                   13G                    PAGE 2 OF 6 PAGES
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     FIBI Investment House Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            0
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)      [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. M83683108                   13G                    PAGE 3 OF 6 PAGES
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS

     FIBI Holdings Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See instructions)
     (a)  [_]
     (b)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER
                        0
 NUMBER OF         -------------------------------------------------------------
   SHARES          6    SHARED VOTING POWER
BENEFICIALLY            0
  OWNED BY         -------------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
 REPORTING              0
PERSON WITH        -------------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER
                        0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
     instructions)      [_]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See instructions)
     CO
--------------------------------------------------------------------------------

ITEM 1.   (a)  NAME OF ISSUER:

               Shamir Optical Industry Ltd.

          (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               c/o Kibbutz Shamir, Upper Galilee, 12135 Israel

ITEM 2.   (a)  NAME OF PERSON FILING:

               FIBI Investment House Ltd.
               FIBI Holdings Ltd.

          (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               Ha-Arba'a 21
               Tel Aviv, 64739
               Israel
               (for both entities)

          (c)  CITIZENSHIP:

               FIBI Investment House Ltd. - Israel
               FIBI Holdings Ltd. - Israel

          (d)  TITLE OF CLASS OF SECURITIES:

               Ordinary Shares, par value NIS 0.01 per share

          (e)  CUSIP NUMBER:

               M83683108

ITEM 3.        N.A.

ITEM 4.        OWNERSHIP:

          (a)  AMOUNT BENEFICIALLY OWNED: 0

          (b)  PERCENT OF CLASS: 0%

          (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)  Sole power to vote or to direct the vote: 0

               (ii) Shared power to vote or to direct the vote: 0

               (iii) Sole power to dispose or to direct the disposition of: 0

               (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER:

               N.A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

               N.A.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               N.A.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               N.A.

ITEM 10.       CERTIFICATION:

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 9, 2009

                                                   FIBI INVESTMENT HOUSE LTD.


                                                   /s/ Kobby Sit
                                                   ----------------------------
                                                   By: Kobby Sit
                                                   Title: CEO


                                                   FIBI HOLDINGS LTD.


                                                   /s/ Kobby Sit
                                                   ----------------------------
                                                   By: Kobby Sit
                                                   Title: CEO